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                PROSPECTUS SUPPLEMENT NO. 2
              FILED PURSUANT TO RULE 424(B)(3)
           (TO PROSPECTUS DATED JANUARY 30, 1998)
                 REGISTRATION NO. 33-23553

                     CIRRUS LOGIC, INC.
                     U.S. $280,725,000
  6% Convertible Subordinated Notes due December 15, 2003
                            and
                   Shares of Common Stock
              Issuable Upon Conversion Thereof


     This Prospectus Supplement supplements information contained in that certain Prospectus dated January 30, 1998 (the "Prospectus") relating to the potential sale from time to time of up to an $280,725,000 aggregate amount of Registrable Notes and the Common Stock issuable upon conversion thereof by the Selling Securityholders. The Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

Unless otherwise noted, all information provided in this Prospectus Supplement is as of April 2, 1998.

THE DATE OF THIS PROSPECTUS SUPPLEMENT IS APRIL 2, 1998

     The table set forth in the Prospectus under the caption
"Selling Securityholders" shall be amended and supplemented to include the following line items:

                         Principal Amount    Number of Shares of Common Stock
                         of Registrable
                         Notes
                         Beneficially                        Offered Selling
                         Owned and           Beneficially    Holder Hereby
Name                     Offered Hereby      Owned (1)(2)    (2)(3)(4)
-----------------        -----------------  --------------   --------------

Fidelity Equity-
 Income Fund:
 Fidelity Devonshire
 Trust (6)                   11,090,000         457,905         457,905

Forest Alternative
 Strategies FD II
 LP Series 2-5                8,125,000         335,480         335,480

Forest Global
 Convertible Fund
 Series A-5                   6,300,000         260,126         260,126

Fidelity Management
 Trust Company on
 behalf of accounts
 managed by it (7)            1,763,000          72,794          72,794

Forest Alternative
 Strategies FD II
 LP Series 2A5I                 550,000          22,709          22,709

LLT Limited                     550,000          22,709          22,709

McMahan Securities
 Company, L.P.                  500,000          20,645          20,645

State of Delaware
 PERS                           475,000          19,613          19,613

Fox Portolio
 Partnership c/o
 Forest Management
 Corp.                          400,000          16,516          16,516

Forest Alternative
 Strategies FD II
 LP Series 2A5M                 300,000          12,387          12,387

Forest Global
 Convertible Fund
 Series B-1                     200,000           8,258           8,258

Forest Greyhound
 c/o Forest
 Management Corp.               200,000           8,258           8,258

Fox Family FDN
 D/T/D 10/10/87
 c/o Forest Management          200,000           8,258           8,258

IC American
 Holdings Trust                 200,000           8,258           8,258

Zeneca Holdings Trust           200,000           8,258           8,258

Forest Alternative
 Strategies FD II
 LP Series 2B3F                 192,000           7,928           7,928

Forest Global
 Convertible Fund
 Series B-5                     175,000           7,226           7,226

Forest Global
 Convertible Fund
 Series B-2                     125,000           5,161           5,161

Forest Global
 Convertible Fund
 Series B-3                     100,000           4,129           4,129

Nalco Chemical
 Company                        100,000           4,129           4,129

Forest Performance
 Fund                            83,000           3,427           3,427

Forest Global
 Convertible Fund
 Series A-1                      50,000           2,064           2,064



Footnote number (6) shall be deleted in its entirety and replaced with the following:

(6) The entity is either an investment company or a portfolio of an investment company registered under Section 8 of the Investment Company Act of 1940, as amended, or a private investment account advised by Fidelity Management & Research Company ("FMR Co."). FMR Co. is a Massachusetts corporation and an investment advisor registered under
Section 203 of the Investment Advisers Act of 1940, as amended, and provides investment advisory services to each of such Fidelity entities identified above, and to other registered investment companies and to certain other funds which are generally offered to a limited group of investors. FMR Co. is a wholly-owned subsidiary of FMR Corp. ("FMR"), a Massachusetts corporation. The holdings are as of March 27, 1998.

The footnotes set forth in the Prospectus under the caption "Selling Securityholders" shall be amended and supplemented to include the following item:

(7) Shares indicated as owned by such entity are owned directly by various private investment accounts, primarily employee benefit plans for which Fidelity Management Trust Company ("FMTC") serves as trustee or managing agent. FMTC is a wholly-owned subsidiary of FMR and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as amended. These holdings are as of March 27, 1998. None of the Selling Securityholders (Fidelity Equity-Income Fund: Fidelity Devonshire Trust and Fidelity Management Trust Company on behalf of accounts managed by it) listed above has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates. Because the Selling Holders may offer all or some portion of the above referenced securities pursuant to this Prospectus or otherwise, no estimate can be given as to the amount or percentage of such securities that will be held by the Selling Holders upon termination of any such sale. In addition, the Selling Holders identified above may have sold, transferred or otherwise disposed of all or a portion of such securities since March 27, 1998 in transactions exempt from the registration requirements of the Securities Act of 1933. The Selling Holders may sell all, part or none of the securities listed above.